Exhibit 99.1

Media Inquiries:	Investor Inquiries:
Lynn Newman	Matthew Booher
908-953-8692 (office)	908-953-7500 (office)
973-993-8033 (home)	mbooher@avaya.com
lynnnewman@avaya.com

AVAYA REPORTS THIRD FISCAL QUARTER 2005 RESULTS

•                  Operating Income Increases To $76 Million From $52 Million Sequentially

•                  Company Generates $126 Million In Operating Cash Flow In Third Quarter

•                  Avaya Retires Substantially All Debt In Third Quarter

FOR IMMEDIATE RELEASE: MONDAY, JULY 25, 2005

BASKING RIDGE, N. J. – Avaya Inc., (NYSE:AV) a leading global provider of business communications applications, systems and services, today reported income from continuing operations of $194 million or 40 cents per diluted share in the third fiscal quarter of 2005.  These results include the net favorable impact of $123 million related to the settlement of certain tax matters and other deferred tax adjustments.  Excluding these items, earnings per diluted share would have been 14 cents. (See table for details.)

In the same quarter last year the company reported income from continuing operations of $58 million or 12 cents per diluted share.  Those results reflected the impact of a loss on senior secured notes extinguishment of $21 million.  Excluding this item, earnings per diluted share would have been 16 cents.  (See table for details.)

Avaya’s third fiscal quarter 2005 revenue increased 21.7 percent to $1.236 billion, which includes the benefit of acquisitions, compared to revenue of $1.016 billion in the third fiscal quarter of 2004.  On a sequential basis, revenue increased one percent from $1.222 billion in the second fiscal quarter of 2005.

The company’s operating income increased to $76 million from $52 million, sequentially, and it generated $126 million in operating cash flow in the quarter.  Avaya also retired substantially all its debt in the quarter.  Sequentially, product sales rose four percent, services revenues were essentially flat, and rental and managed services were down about $8 million.  In the United States, sales rose four percent sequentially, with IP line shipments rising 30 percent.  While international revenues fell 3 percent sequentially, on a constant currency basis international revenues were essentially flat.

- more -

“We improved our performance during the quarter,” said Don Peterson, chairman and CEO, Avaya.  “We introduced a new suite of intelligent communications applications.   We forged new relationships with Juniper Networks, Nokia and RIM to continue extending the benefits of communications to increasingly mobile and distributed enterprises and we made additional progress with the Tenovis integration.  These actions extend our value proposition and make Avaya well-positioned to support our customers around the world.”

Year-To-Date Results

Revenues for the first nine months of fiscal 2005 were $3.606 billion compared to  $2.993 billion for the first nine months of 2004, an increase of 20 percent.  Avaya earned $263 million or 54 cents per diluted share from continuing operations in the first nine months of 2005 compared to income from continuing operations of $191 million or 42 cents per diluted share in the first nine months of 2004.

Outlook For The Year

In the fourth quarter versus the third quarter, assuming economic conditions remain stable, the company expects operating earnings growth based on an acceleration in revenue growth and continued cost and expense management, compared to the third quarter.

Share Repurchase

Avaya said it repurchased 5.6 million shares of its common stock during the third quarter at an average price per share of $8.38, or a total of $47 million.

Acceleration of Certain Stock Options with Exercise Prices in Excess of Current Market Price

Avaya said its board of directors has approved a plan to accelerate the vesting of certain outstanding stock options exercisable for Avaya common stock.  Based on this action, all stock options outstanding as of July 26, 2005, having an exercise price greater than or equal to the higher of (i) $13 or (ii) 125 percent of the closing price of a share of company common stock on the New York Stock Exchange on July 26, 2005, will vest and become fully exercisable as of that date.  Aside from the acceleration of the vesting date, the terms and conditions of the stock option award agreements governing the underlying stock option grants remain unchanged.

Third Fiscal Quarter Highlights

In May, Avaya announced its Intelligent Communications roadmap and strategy. Based on open, industry standards and web-based technologies, intelligent communications seamlessly connects communications applications and business applications giving workers, customers and processes the ability to be linked to the right person, at the right time, by the right medium - voice, text and video - over any network.   This strategy is backed by new and expanded capabilities in the Avaya MultiVantage Communications Applications portfolio, including:

•                  A new Converged Communications Server, which includes enhanced SIP services and a new open Web Services-based applications enablement suite, which will simplify and stimulate the design of new business communications applications by software vendors and Avaya customers.

•                  A new release of Avaya’s IP telephony software, Avaya Communication Manager 3.0, a platform featuring new levels of availability across an entire business to help ensure continuous, reliable and secure operation of mission-critical applications in a global 24/7 environment.

•                  New capabilities in the Avaya Customer Interaction Suite, to help increasingly distributed businesses seamlessly link a company’s entire workforce – including contact center agents, branch office employees and knowledge experts in any location – to serve customers with greater speed, accuracy and efficiency.

Customer Wins

Wynn Las Vegas Resorts opened its new, 45-story property with an Internet Protocol (IP) telephony solution from Avaya, including 4000 IP screen phones throughout the hotel, guest rooms and its customer service facilities to deliver a variety of services, plus mobility and customer service business communications applications.

Vonage, the fastest-growing consumer telephony provider in North America, implemented a new Avaya IP Telephony Contact Center Solution. Based on Avaya Customer Interaction Suite and powered by Avaya Communication Manager, the SIP-based solution will serve as the core platform for Vonage’s global customer care operations as new contact centers open around the world.

CTI Móvil — In one of the largest IP telephony implementations in Argentina, CTI Movil – a leading mobile phone operator in Argentina, implemented a new, Avaya intelligent communications solution that enables the company to distribute calls to customer service agents in different locations, thereby providing a faster response to customer needs.

Alliances

Juniper Networks – In a strategic relationship to deliver secure converged communication solutions to enterprise customers worldwide, the new alliance would include joint development, sales and marketing of converged solutions and services combining Avaya’s enterprise communications and Juniper’s security and routing strengths.

Nokia – Building on a previous announcement made in March, Avaya and Nokia will futher collaborate to provide workers with an easy-to-use interface to access the feature functionality and benefits of Avaya Communication Manager from the screen of their Nokia mobile phones.

Research In Motion (RIM) will work with Avaya to extend Avaya secure enterprise communications applications to the BlackBerry® platform over wireless local area networks (WLAN) using Session Initiation Protocol (SIP)

Market Leadership

Dell’Oro Group placed Avaya number one in global enterprise telephony revenues, which includes IP and TDM results with 18 percent market share, 3 points ahead of the nearest competitor.  (Worldwide Enterprise Telephony Tables 1Q05)

Avaya was named IP telephony market leader in Asia Pacific, with 27.1 percent share of the market (Frost and Sullivan).

Synergy Research Group named Avaya global leader in Enterprise IP Telephony Port Shipments for the 6th consecutive quarter with 21 percent of the worldwide market.

Forward Looking Statements

The projected financial results in this news release in the section entitled “Outlook For The Year” and certain statements made in the earnings conference call are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements regarding Avaya’s expected performance and outlook for operating results are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include, but are not limited to:

•                       price and product competition;

•                       rapid or disruptive technological development;

•                       dependence on new product development;

•                       the mix of our products and services;

•                       customer demand for our products and services, including risks specifically associated with the services business and, in particular, the maintenance and rental and managed services lines of business, primarily due to renegotiations of customer contracts and changes in scope, pricing pressures and cancellations;

•                       general industry and market conditions and growth rates and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations;

•                       disruption associated with the re-alignment of our sales and marketing efforts;

•                       risks related to inventory, including warranty costs, obsolescence charges, excess capacity, material and labor costs, and our distributors decisions regarding their own inventory levels;

•                       the economic, political and other risks associated with international sales and operations, including increased exposure to currency fluctuations as a result of our acquisition of Tenovis;

•                       the ability to successfully integrate acquired companies, including Tenovis, which has required significant management time and attention;

•                       the ability to attract and retain qualified employees;

•                       control of costs and expenses;

•                       U.S. and non-U.S. government regulation; and

•                       the ability to form and implement alliances.

For a further list and description of such risks and uncertainties, see the reports filed by Avaya with the SEC, which are available at www.sec.gov, particularly the information contained in Part II, Item 7, entitled “Forward Looking Statements”, of our fiscal 2004 Form 10-K and the information contained in Part I, Item 2, entitled “Forward Looking Statements”, of our Form 10-Q for the fiscal quarter ended March 31, 2005.  Avaya disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Presentation of Information in this Press Release

In an effort to provide investors with additional information regarding the company’s results as determined by generally accepted accounting principles (GAAP), the company has also disclosed in this press release, and will disclose in its conference call discussing third quarter earnings results, adjusted earnings per share and net cash, non-GAAP financial measures which management believes provides useful information to investors.

The rationale for managements’ use of non-GAAP measures is included as part of the Form 8-K furnished to the SEC today.  The reconciliation of these non-GAAP measures to the most directly comparable GAAP financial measures is included in this release and as part of the supplementary materials presented with the third quarter earnings materials.  The supplementary materials are available on the Avaya investor relations website at www.avaya.com/investors and will be included in a subsequent filing of a Form 8-K with the SEC.

Conference Call and Webcast

Avaya will host a conference call with a listen-only Q&A session to discuss these results at 5:00 p.m. EDT on Monday, July 25, 2005.  To ensure you are on the call from the start, we suggest you access the call 10-15 minutes early by dialing:

Within and outside the United States: 706-634-2454.

For those unable to participate, there will be a playback available from 8:00 p.m. EDT July 25, through August 1, 2005.  For the replay, if you are calling from within the United States, please dial 800-642-1687.  If you are calling from outside the United States, please dial 706-645-9291.  The passcode for the replay is 7296349.

WEBCAST Information: Avaya will webcast this conference call live, with a listen-only Q&A session.  To ensure that you are on the webcast, we suggest that you access our website (www.avaya.com/investors)  10-15 minutes prior to the start.  Slides accompanying the conference call are available at the same location.  Following the live webcast, a replay will be available on our archives at the same web address.

About Avaya

Avaya Inc. designs, builds and manages communications networks for more than one million businesses worldwide, including more than 90 percent of the FORTUNE 500®. Focused on businesses large to small, Avaya is a world leader in secure and reliable Internet Protocol telephony systems and communications software applications and services.

Driving the convergence of voice and data communications with business applications – and distinguished by comprehensive worldwide services – Avaya helps customers leverage existing and new networks to achieve superior business results.  For more information visit the Avaya website: http://www.avaya.com

Avaya Inc. and Subsidiaries

Statements of Operations

Three and Nine Months Ended June 30, 2005 and 2004

(Unaudited; Dollars and Shares in Millions, except per share amounts)

	For the three months ended June 30,		For the nine months ended June 30,
	2005	2004	2005	2004
REVENUE
Sales of products	$566	$506	$1,663	$1,483
Services	497	446	1,472	1,307
Rental and managed services	173	64	471	203
	1,236	1,016	3,606	2,993
COST
Sales of products	265	233	755	691
Services	325	263	972	793
Rental and managed services	71	32	198	102
	661	528	1,925	1,586
GROSS MARGIN	575	488	1,681	1,407

OPERATING EXPENSES
Selling, general and administrative	406	307	1,169	948
Research and development	93	89	296	255
TOTAL OPERATING EXPENSES	499	396	1,465	1,203

OPERATING INCOME	76	92	216	204
Other income (expense), net	4	(11)	(34)	(24)
Interest expense	(3)	(14)	(18)	(54)

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	77	67	164	126

(Benefit) provision for income taxes	(117)	9	(99)	(65)
INCOME FROM CONTINUING OPERATIONS	194	58	263	191

	For the three months ended June 30,		For the nine months ended June 30,
	2005	2004	2005	2004
DISCONTINUED OPERATIONS
Income (Loss) from discontinued operations	—	3	(2)	6
Provision for income taxes	—	—	—	1
INCOME (LOSS) FROM DISCONTINUED OPERATIONS	—	3	(2)	5

NET INCOME	$194	$61	$261	$196

EARNINGS PER SHARE - BASIC
Earnings per share from continuing operations	$0.41	$0.13	$0.56	$0.44
Earnings (Loss) per share from discontinued operations	—	0.01	(0.01)	0.01
EARNINGS PER SHARE	$0.41	$0.14	$0.55	$0.45

EARNINGS PER SHARE - DILUTED
Earnings per share from continuing operations	$0.40	$0.12	$0.54	$0.42
Earnings per share from discontinued operations	—	0.01	—	0.01
EARNINGS PER SHARE	$0.40	$0.13	$0.54	$0.43

BASIC SHARES	478	446	473	446
DILUTED SHARES	487	483	491	483

Avaya Inc. and Subsidiaries

Consolidated Balance Sheets

As of June 30, 2005 and September 30, 2004

(Unaudited; Dollars in Millions, except per share amounts)

	June 30, 2005	September 30, 2004 (a)
ASSETS
Current assets:
Cash and cash equivalents	$735	$1,617
Receivables less allowances of $48 and $48 as of June 30, 2005 and September 30, 2004, respectively	813	696
Inventory	328	239
Deferred income taxes, net	58	27
Other current assets	131	145
TOTAL CURRENT ASSETS	2,065	2,724

Property, plant and equipment, net	731	509
Deferred income taxes, net	372	400
Goodwill (b)	894	257
Other intangible assets (c)	355	75
Other assets	162	194
TOTAL ASSETS	$4,579	$4,159

LIABILITIES
Current liabilities:
Accounts payable	$390	$345
Debt maturing within one year	5	299
Payroll and benefit obligations	282	328
Deferred revenue	237	178
Other current liabilities	397	273
TOTAL CURRENT LIABILITIES	1,311	1,423

	June 30, 2005	September 30, 2004 (a)
Long-term debt	26	294
Benefit obligations	1,572	1,263
Deferred income taxes, net	99	—
Other liabilities	248	385
TOTAL NON-CURRENT LIABILITIES	1,945	1,942

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Series A junior participating preferred stock, par value $1.00 per share, 7.5 million shares authorized; none issued and outstanding	—	—
Common stock, par value $0.01 per share, 1.5 billion shares authorized, 476,256,305 and 455,827,524 issued (including 136,476 and 0 treasury shares) as of June 30, 2005 and September 30, 2004, respectively	5	5
Additional paid-in capital	2,897	2,592
Accumulated deficit	(713)	(974)
Accumulated other comprehensive loss	(864)	(829)
Less treasury stock at cost	(2)	—
TOTAL STOCKHOLDERS’ EQUITY	1,323	794
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$4,579	$4,159

Notes to the Balance Sheets:

(a)           Certain prior year amounts have been reclassified to conform to the current period presentation.

(b)           Goodwill includes $566 million related to Tenovis and $65 million related to Spectel as of June 30, 2005.

(c)           Other intangible assets include $246 million related to Tenovis and $37 million related to Spectel as of June 30, 2005.

Avaya Inc. and Subsidiaries

Operating Segments

Revenue and Operating Income (Loss) from Continuing Operations

Quarterly Trend

(Unaudited; Dollars in Millions)

REVENUE

	For the Fiscal Year Ended					For the Fiscal Year Ended
	September 30, 2004					September 30, 2005
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD

Global Communications Solutions	$480	$493	$506	$565	$2,044	$592	$625	$648	$—	$1,865
Avaya Global Services	489	511	510	511	2,021	556	597	588	—	1,741
Corporate	2	2	—	—	4	—	—	—	—	—
Total Avaya	$971	$1,006	$1,016	$1,076	$4,069	$1,148	$1,222	$1,236	$—	$3,606

OPERATING INCOME FROM CONTINUING OPERATIONS

	For the Fiscal Year Ended					For the Fiscal Year Ended
	September 30, 2004					September 30, 2005
	Q1	Q2	Q3	Q4	YTD	Q1	Q2	Q3	Q4	YTD

Global Communications Solutions	$2	$(3)	$17	$55	$71	$25	$(12)	$1	$—	$14
Avaya Global Services	53	63	68	65	249	56	27	37	—	120
Corporate: (A)	(3)	—	7	(1)	3	7	37	38	—	82
Total Avaya	$52	$60	$92	$119	$323	$88	$52	$76	$—	$216

(A) The segments are managed as two individual businesses and, as a result, include certain allocated costs and expenses of shared services, such as information technology, human resources, legal and finance.  At the beginning of each fiscal year, the amount of certain corporate overhead expenses, including targeted annual incentive awards, to be charged to operating segments is determined and fixed for the entire year in the annual plan.  The annual incentive award accrual is adjusted quarterly based on actual year to date results and those estimated for the remainder of the year.  This adjustment of the annual incentive award accrual, as well as any other over/under absorption of corporate overheads against plan is recorded and reported within the Corporate caption.

Avaya Inc. and Subsidiaries

Condensed Statement of Cash Flows

For the Nine Months Ended June 30, 2005 and 2004

(Unaudited; Dollars in Millions)

	For the nine months ended		For the nine months ended
	June 30, 2005		June 30, 2004

Net cash provided by operating activities of continuing operations	$186		$355

Net cash (used in) provided by investing activities of continuing operations	(478	)(a)	63 (a)

Net cash (used in) financing activities of continuing operations	(582	)(b)	(70)

Effect of exchange rate changes on cash and cash equivalents	(8)		4

Net cash (used in) provided by continuing operations	(882)		352

Net cash used in discontinued operations	—		(21)

Net (decrease) increase in cash and cash equivalents	(882)		331

Cash and cash equivalents at beginning of fiscal year	1,617		1,192

Cash and cash equivalents at end of period	$735		$1,523

(a)   Includes capital expenditures of $97 and $60 and capitalized software development costs of $44 and $28 for the nine months ended June 30, 2005 and 2004, respectively.

Includes $383 and $121 relating to acquisition of businesses, net of cash acquired for the nine months ended June 30, 2005 and 2004, respectively.

(b)   Includes $315 related to the repurchase of the senior secured notes for the nine months ended June 30, 2005.

Avaya Inc. and Subsidiaries

Supplemental Revenue Tables

(Unaudited, Dollars in Millions)

Revenue By Geography

					Third Fiscal Quarter
							Mix
3Q04	4Q04	1Q05	2Q05	Dollars in millions	2005	2004	2005	2004	Change
$769	$822	$734	$689	U.S.	$717	$769	58%	76%	$(52)	-6.8%
				International:
135	142	278	387	EMEA - Europe/Middle East/Africa	377	135	30%	13%	242	179.3%
58	59	74	89	APAC - Asia Pacific	83	58	7%	6%	25	43.1%
54	53	62	57	Americas, non-U.S.	59	54	5%	5%	5	9.3%
247	254	414	533	Total international	519	247	42%	24%	272	110.1%
$1,016	$1,076	$1,148	$1,222	Total revenue	$1,236	$1,016	100%	100%	$220	21.7%

Revenue By Type

					Third Fiscal Quarter
							Mix
3Q04	4Q04	1Q05	2Q05	Dollars in millions	2005	2004	2005	2004	Change
$506	$565	$554	$543	Sales of products	$566	$506	46%	50%	$60	11.9%
446	454	477	498	Services	497	446	40%	44%	51	11.4%
64	57	117	181	Rental and managed services	173	64	14%	6%	109	170.3%
$1,016	$1,076	$1,148	$1,222	Total revenue	$1,236	$1,016	100%	100%	$220	21.7%

Sales Of Products By Channel

					Third Fiscal Quarter
							Mix
3Q04	4Q04	1Q05	2Q05	Dollars in millions	2005	2004	2005	2004	Change
$219	$280	$261	$265	Direct	$279	$219	49%	43%	$60	27.4%
287	285	293	278	Indirect	287	287	51%	57%	—	0.0%
$506	$565	$554	$543	Total sales of products	$566	$506	100%	100%	$60	11.9%

GCS Revenue By Class

					Third Fiscal Quarter
							Mix
3Q04	4Q04	1Q05	2Q05	Dollars in millions	2005	2004	2005	2004	Change
$299	$336	$354	$393	Large Communications Systems	$393	$299	61%	60%	$94	31.4%
57	59	69	78	Small Communications Systems	93	57	14%	11%	36	63.2%
133	159	150	145	Converged Voice Applications	151	133	23%	26%	18	13.5%
17	11	19	9	Other	11	17	2%	3%	(6)	-35.3%
$506	$565	$592	$625	Total revenue	$648	$506	100%	100%	$142	28.1%

AGS Revenue By Class

					Third Fiscal Quarter
							Mix
3Q04	4Q04	1Q05	2Q05	Dollars in millions	2005	2004	2005	2004	Change
$359	$358	$371	$372	Maintenance	$378	$359	64%	70%	$19	5.3%
87	95	103	122	Implementation and integration services	117	87	20%	17%	30	34.5%
64	57	79	96	Rental and managed services	88	64	15%	13%	24	37.5%
—	1	3	7	Other	5	—	1%	0%	5	n/a
$510	$511	$556	$597	Total revenue	$588	$510	100%	100%	$78	15.3%

Avaya Inc. and Subsidiaries

Certain Items Included in Reported Results That May Affect Comparability

Three Months Ended June 30, 2005 and 2004

(Unaudited; Dollars in Millions, except per share amounts)

	For the three months ended
	June 30,
	2005	2004

Certain Items Included in Income from Continuing Operations:
Loss on Senior Secured Notes extinguishment	$—	$(21)
Favorable settlement of certain tax matters and other deferred tax adjustments	123	—
Net Impact of Certain Items Included in Income from Continuing Operations	123	(21)
Diluted Shares	487	483
Net Impact of Certain Items on Diluted EPS	$0.25	$(0.04)

Diluted EPS from Continuing Operations as adjusted for above items	$0.14	$0.16

Diluted EPS from Continuing Operations as adjusted for above items	$0.14	$0.16
Impact of Certain Items described above	0.25	(0.04)
Rounding	0.01	—
Diluted EPS from Continuing Operations - As Reported	$0.40	$0.12

# # #